EXHIBIT 99.1
NEWS RELEASE

Contact:	Peter Monson

Chief Financial Officer
(978) 206-8220
Peterm@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES 3rd QUARTER
RESULTS — RECORD QUARTERLY REVENUE AND NET INCOME,
$.125 QUARTERLY DIVIDEND DECLARED
Acton, Massachusetts, October 30, 2006 — Psychemedics Corporation (AMEX: PMD) today announced third quarter results for the period ending September 30, 2006. The Company also announced a quarterly dividend of $.125 per share. This will be the Company’s 41st consecutive quarterly dividend and will be paid on December 22, 2006 to shareholders of record on December 8, 2006.
The Company’s third quarter revenue was $6,379,962, up 19% as compared to $5,353,168 in the third quarter of 2005. Net income was $1,402,953 or $.27 per share, up 43% from $982,621 or $.19 per share for the same period in 2005.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are very pleased to be able to report record results for the third quarter of 2006 — our revenue and net income for the third quarter were the highest for any quarter since the Company’s inception. Our revenue and net income for the nine months ended September 30, 2006 also set a new all-time record for Psychemedics. With a job market that continues to be challenging, we still recorded a considerable increase of 19% in our revenue for the third quarter. This increase in revenue, along with our continued emphasis on controlling costs enabled us to realize a substantial increase of 43% in our net income for the third quarter. “
Kubacki continued, “Our growth over the years has been a result of the increasingly broad acceptance of our patented hair testing technology. We produce the most accurate and cost effective test for drugs of abuse available anywhere. We continue to add new accounts at a brisk pace and to demonstrate our ability to produce strong operating margins. With our patented and FDA-cleared hair test and our large and diverse customer base, we feel we are well-positioned for substantial growth in the future.”
Kubacki concluded, “The Company’s balance sheet remains strong with over $6.6 million of cash and short-term investments, no long-term debt and approximately $10.0 million of working capital. We are pleased to declare our third consecutive quarterly dividend at the increased rate of $.125 per share, which also represents our 41st consecutive quarterly dividend. This once again demonstrates our Directors’ commitment to rewarding shareholders and sharing the financial success of the Company with them as we grow.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and nine Federal Reserve Banks.
Financial Highlights:
•	Record Revenue for the third quarter of $6,379,962, an increase of 19% over the prior year quarter
•	Record Revenue for the nine month period of $17,628,078, an increase of 8% over the prior year period
•	Record Net Income for the third quarter of $1,402,953, or $.27 per diluted share, up $.08 or 42% per diluted share from the prior year quarter
•	Record Net Income for the nine month period of $3,726,238, or $.71 per diluted share, up $.10 or 16% per diluted share from the prior year period
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenue	$6,379,962	$5,353,168	$17,628,078	$16,306,247
Cost of Revenue	2,524,226	2,267,237	6,971,776	6,656,516

Gross Profit	3,855,736	3,085,931	10,656,302	9,649,731

Expenses:
General and administrative	865,735	765,758	2,466,395	2,394,370
Marketing and selling	689,808	703,731	2,086,982	2,110,980
Research and development	112,012	87,090	340,662	232,891

	1,667,555	1,556,579	4,894,039	4,738,241

Operating Income	2,188,181	1,529,352	5,762,263	4,911,490

Interest Income	77,772	34,269	199,975	73,867
Other Income	—	—	—	1,250

Income before Income Taxes	2,265,953	1,563,621	5,962,238	4,986,607

Provision for Income Taxes	863,000	581,000	2,236,000	1,855,000

Net Income	$1,402,953	$982,621	$3,726,238	$3,131,607

Basic Net Income Per Share	$0.27	$0.19	$0.72	$0.61

Diluted Net Income Per Share	$0.27	$0.19	$0.71	$0.61

Weighted Average Common Shares Outstanding, Basic	5,172,247	5,167,097	5,169,587	5,153,178

Weighted Average Common Shares Outstanding, Diluted	5,248,503	5,179,134	5,232,509	5,165,060

PSYCHEMEDICS CORPORATION
CONDENSED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,038,509	$3,352,519
Short-term investments	3,600,000	2,550,000
Accounts receivable, net of allowance for doubtful accounts of $373,281 in 2006 and $461,282 in 2005	4,276,040	3,272,278
Prepaid expenses and other current assets	538,174	387,426
Deferred tax assets	538,399	520,152

Total current assets	11,991,122	10,082,375

PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	10,245,823	10,119,679
Less-accumulated depreciation and amortization	(9,559,405)	(9,342,747)

	686,418	776,932
DEFERRED TAX ASSETS	245,889	245,889
OTHER ASSETS, NET	39,830	39,830

	$12,963,259	$11,145,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$224,742	$367,535
Accrued expenses	1,171,166	1,292,257
Deferred revenue	625,793	590,670

Total current liabilities	2,021,701	2,250,462

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,756,044 shares and 5,750,894 shares issued in 2006 and 2005, respectively	28,780	28,754
Paid-in capital	25,577,283	25,446,781
Accumulated deficit	(5,541,814)	(7,458,280)
Less — Treasury stock, at cost; 583,797 shares	(9,122,691)	(9,122,691)

Total shareholders’ equity	10,941,558	8,894,564

	$12,963,259	$11,145,026